American Superconductor Reports Fiscal 2005 Third Quarter and

Nine-Month Results

  Record quarterly revenues: up 144% sequentially, 89% year-over-year
  Breakeven cash flow approached for third quarter
  Power Electronic Systems Business achieves first profitable quarter with record revenues
  Revenues for full year expected to reach $58 to $61 million
  Net loss per share for full year expected to improve to $0.58 to $0.64 per share

WESTBOROUGH, Mass., Feb. 3, 2005 -- American Superconductor Corporation (NASDAQ:AMSC) today reported financial results for its fiscal third quarter and the nine-month period ended December 31, 2004.

Revenues for the third quarter of fiscal 2005 were a record $23.2 million, up 89% over revenues of $12.3 million for the third quarter of fiscal 2004 and up 144% sequentially compared with revenues of $9.5 million in the second quarter of fiscal 2005. The net loss was $2.5 million, or $0.09 per share, compared with a net loss of $6.5 million, or $0.25 per share, for the same period last year and a net loss of $4.1 million or $0.15 per share for the second quarter of fiscal 2005.

Revenues for the first nine months of fiscal 2005 were a record $45.4 million, up 53% over revenues of $29.7 million for the first nine months of fiscal 2004. The net loss was $11.5 million, or $0.41 per share, compared with a net loss of $22.2 million, or $0.96 per share, for the same period last fiscal year.

AMSC received $3.7 million in new orders and contracts during the quarter ended December 31, 2004. The Company's total backlog of orders and contracts as of December 31, 2004, was $36.9 million of which $13 to $15 million is expected to be recognized as revenue in the fiscal fourth quarter.

AMSC ended the third quarter of fiscal 2005 with cash, cash equivalents and short and long-term investments of $45.5 million and no long-term debt, compared to $45.7 million of cash, cash equivalents and short and long-term investments at September 30, 2004. The Company's net use of cash in the third fiscal quarter was approximately $200,000.

Full-Year Forecasts

The Company stated that it currently expects revenues for the fiscal year ending March 31, 2005, to be in the range of $58 to $61 million, slightly higher than the $55 to $60 million range previously forecasted. The Company said it currently expects its net loss for the year to be $16 to $18 million, or $0.58 to $0.64 per share, as compared to earlier forecasts of $20 to $23 million or $0.70 to $0.82 per share.

"Our progress in pursuing our financial, business and technical goals this fiscal year has been gratifying," said Greg Yurek, chief executive officer. "The financial discipline that we have instilled throughout the company, combined with year-over-year growth in revenues, is moving us demonstrably closer to profitability. We have also continued to successfully develop strategic business alliances with industry leaders for our current and future products. On the technical front, among a long list of successes this fiscal year, we are especially pleased with our progress in the development of 2G HTS wire technology -- progress that provides the basis for accelerating our migration from 1G to 2G HTS wire manufacturing."

Record 1G HTS Wire Shipments; Accelerated Migration to 2G HTS Wire

The Company reported that its AMSC Wires business unit shipped a record 163,000 meters of high- performance first generation (1G) HTS wire in the third fiscal quarter. This single-quarter amount of HTS wire is nearly as much as the Company shipped in the prior two quarters combined, and more than was shipped in the entire previous fiscal year. AMSC Wires has shipped 1G HTS wire to 26 customers in 11 countries around the world -- meeting specifications for prototypes ranging from power cables to ship propulsion motors, from synchronous condensers to particle accelerators and from laboratory electromagnets to maglev trains.

"AMSC's in-depth knowledge of customer specs for this wide range of applications -- all based on meeting customers' needs with 1G HTS wire -- continues to provide us with a strong platform for developing our proprietary 2G HTS wire as a drop-in replacement for 1G wire," said Yurek. "We believe our proprietary 2G manufacturing methodology will enable us to produce this wire at two to five times lower manufacturing cost than our 1G HTS wire. We also believe, based on our evaluations of competing 2G HTS wire manufacturing methodologies, that our commercial 2G HTS wire will have higher electrical performance at lower manufacturing costs than any competing approach."

"With the successes we have achieved in seeding the market with 1G HTS wire and the excellent progress we have made in developing our 2G HTS wire this fiscal year, we have made the decision to accelerate our migration to 2G HTS wire," said Yurek. "We expect both current and future customers to rapidly adopt products based on our 2G HTS wire when it is made available in commercial quantities. Second generation HTS wire creates the potential for significant expansion of our revenues and profitability."

Commenting on markets for HTS wires, the Company said it believes that superconductor power cables are the single largest market for HTS wire. "Our HTS wires are being utilized today in prototype HTS power cables in China, Korea, Mexico and the U.S.," said Yurek. "We also expect to receive wire orders for two additional HTS cable projects within the next nine months. We see this as a wire market that will continue to grow rapidly through the remainder of this decade and beyond as superconductor cables are deployed to relieve power grid congestion economically."

The Company reported that excellent progress has been made toward installation of the world's first transmission voltage HTS power cable in Long Island Power Authority's commercial electric grid in East Garden City, Long Island. AMSC said it expects the cable to be installed in early to mid-calendar year 2006.

Manufacturing 36.5-MW Ship Propulsion Motor; SuperVAR® Prototype Performing Well in Severe Testing Regimen in Tennessee Grid

AMSC's SuperMachines business unit achieved record revenues in the third fiscal quarter and remains on track for operating profitability for the second year in a row.

Having received the green light from the U.S. Navy in October 2004 to proceed toward final manufacture of a 36.5-MW ship propulsion motor, AMSC has continued to make excellent progress and expects the motor's final assembly to be complete in early calendar year 2006. Yurek commented that AMSC expects to complete factory testing and delivery of the motor in the summer of calendar 2006.

"We plan to ramp up our sales effort around HTS ship propulsion motors," Yurek said. "A key part of our strategy to penetrate the commercial and military ship propulsion markets has been to form strategic alliances that bring us both industry experience and market presence. The first of these is with Northrop Grumman Marine Systems, which commenced in October 2004. This alliance, which covers development and sales of all HTS products to the U.S. military, is focused on sales of HTS ship propulsion motors and generators. This year, we intend to form an additional alliance that will focus on the worldwide commercial ship propulsion market."

The SuperMachines business has continued to put its advanced SuperVAR dynamic synchronous condenser prototype through rigorous acceptance testing in the Tennessee Valley Authority (TVA) grid in Gallatin, Tenn. To date, this testing has demonstrated performance to spec and the ruggedness of the advanced prototype.

"TVA expected that the SuperVAR prototype would be exposed to hundreds of voltage swings every day because of the operation of the steel mill arc furnace it is serving," Yurek said. "In reality, it has been handling over 50,000 voltage swings each day -- a truly impressive performance and clearly an accelerated test for this prototype. We are delighted that the SuperVAR machine is handling this severe environment well and that TVA has reported that it is very pleased with its operation."

Based on the performance of the SuperVAR prototype to date, the Company expects it will also successfully complete the remainder of the testing protocol. "We expect to ship the first commercial HTS SuperVAR machines to TVA in our next fiscal year," said Yurek.

Power Electronic Systems: Record Revenues and First Profitable Quarter

Record third fiscal quarter revenues for the Power Electronic Systems business, and its first quarterly operating profit, stemmed from revenue recognition associated with the commissioning of four PQ-IVR™ industrial power quality solutions at a major U.S. semiconductor fabrication facility. These power quality solutions, which were originally ordered in May 2004, protect the fab from sub-second voltage sags that would otherwise shut down its operations for significant periods resulting in millions of dollars of losses due to damaged wafers and reduced productivity. The Company said it expects to close additional orders for its PQ-IVR systems to the industrial sector going forward based in large part on the successful operation of these newly commissioned units.

"We are delighted with the performance of our PQ-IVR systems and are particularly pleased that the customer has been very willing to allow us to bring prospective new customers to their site to see the units in operation and to learn more about their successes in increasing productivity and reducing costs," said Yurek.

The Company stated that this business unit currently has visibility to $15.6 million in revenues for the fiscal year ending March 31, 2005, and that it continues to target operating profitability for the full fiscal year.

During the first week of January 2005, the Company announced its seventh wind farm order for a D-VAR® voltage regulation system, which enables wind farms to meet the voltage standards required to connect to the transmission grid. This seventh wind farm order brings the total wind-generated electric power served by AMSC's D-VAR systems to more than 550 MW (or enough clean, zero-emission energy to meet the needs of more than a quarter million homes).

The Company said it expects to receive additional orders from electric utilities and wind farms in its fourth fiscal quarter.

Conference Call

AMSC will host an investor conference call beginning at 11:00 a.m. EST on Thursday, February 3, to discuss third quarter results and management's outlook for the fourth quarter.  To participate in the conference call, please dial 785-832-2422 and use conference ID "AMSC." Additionally, the conference will be simulcast at http://www.amsuper.com/investors/index.cfm and http://phx.corporate-ir.net/phoenix.zhtml?p=irol-eventDetails&c=86422&eventID=1004632.   Re-broadcast of the call will be available from February 3 through February 10 over both of these websites.  A telephonic playback of the call will also be available from 1:00 p.m. EST Thursday, February 3, 2005, through midnight EST Thursday, February 10, 2005. Please call 402-220-1602 to access the playback.

About American Superconductor Corporation (NASDAQ:AMSC)

AMSC is the world's principal vendor of high temperature superconductor (HTS) wire and large rotating superconductor machinery, and it is a world-leading supplier of dynamic reactive power grid stabilization products. AMSC's HTS wire and power electronic converters are at the core of a broad range of new electricity transmission and distribution, transportation, medical and industrial processing applications, including dynamic reactive power grid stabilization solutions, large ship propulsion motors and generators, smart, controllable, superconductor power cables and advanced defense systems. The Company's products are supported by hundreds of patents and licenses covering technologies fundamental to Revolutionizing the Way the World Uses Electricity™. More information is available at www.amsuper.com.

American Superconductor and design, AMSC, POWERED BY AMSC, Revolutionizing the Way the World Uses Electricity, PQ-IVR and SuperMachines are trademarks and D-VAR and SuperVAR are registered trademarks of American Superconductor Corporation. All other trademarks are the property of their respective owners.

Any statements in this release about future expectations, plans and prospects for the Company, including statements containing the words "believes," "anticipates," "plans," "expects," "will" and similar expressions, constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. There are a number of important factors that could cause actual results to differ materially from those indicated by such forward-looking statements. Such factors include: uncertainties regarding the Company's ability to obtain anticipated funding from corporate and government contracts, to successfully develop, manufacture and market commercial products, and to secure anticipated orders; the risk that a robust market may not develop for the Company's products; the risk that strategic alliances and other contracts may be terminated; the risk that certain technologies utilized by the Company will infringe intellectual property rights of others; and the competition encountered by the Company, including several large Japanese companies. Reference is made to these and other factors discussed in the "Management's Discussion and Analysis of Financial Condition and Results of Operation" section of the Company's most recent quarterly or annual report filed with the Securities and Exchange Commission. In addition, the forward-looking statements included in this press release represent the Company's views as of the date of this release. While the Company anticipates that subsequent events and developments may cause the Company's views to change, the Company specifically disclaims any obligation to update these forward-looking statements. These forward-looking statements should not be relied upon as representing the Company's views as of any date subsequent to the date this press release is issued.

American Superconductor Corporation

(NASDAQ: AMSC)

Results Report for Third Quarter Fiscal 2005

Statement of Operation Data	Three Months ended December 31,		Nine Months ended December 31,
Revenues	2004	2003	2004	2003
By business segment (1):
AMSC Wires	$ 2,310,315	$ 1,443,955	$ 8,706,882	$ 4,902,413
SuperMachines	13,469,891	7,446,457	24,408,975	19,404,106
Power Electronic Systems	7,466,634	3,411,965	12,313,796	5,366,518
Total revenues	23,246,840	12,302,377	45,429,653	29,673,037

Operating profit (loss): By business segment (1):

AMSC Wires	(4,585,777)	(4,422,034)	(10,575,584)	(15,457,417)
SuperMachines	512,103	449,341	133,805	959,502
Power Electronic Systems	2,001,385	(2,291,570)	179,294	(5,570,460)
Unallocated corporate expenses	(576,084)	(341,537)	(1,607,101)	(968,643)
Operating Loss	(2,648,373)	(6,605,800)	(11,869,586)	(21,037,018)

Interest and other income/(expense)	184,662	87,088	376,026	(1,174,426)

Net loss	($2,463,711)	($6,518,712)	($11,493,560)	($22,211,444)

Net loss per share-(Basic & Diluted)	($0.09)	($0.25)	($0.41)	($0.96)

Weighted average shares outstanding	27,867,866	26,574,679	27,784,425	23,106,480

Selected Balance Sheet Data	December 31, 2004	March 31, 2004
Cash, cash equivalents, short and long term investments	$ 45,462,658	$ 52,646,703
Selected current assets:
Accounts receivable	$ 8,166,719	$ 8,566,657
Inventory	$ 5,105,055	$ 4,889,394

Property, plant and equipment	$ 91,504,085	$ 90,713,055
Less: accumulated depreciation	(38,663,935)	(34,082,036)
Property, plant and equipment, net	$ 52,840,150	$ 56,631,019

Total assets	$119,315,063	$129,898,956

Accounts payable & accrued expenses	$ 11,194,079	$ 11,541,634
Deferred Revenue	$ 1,623,147	$ 2,905,792

Stockholders' equity	$ 106,497,837	$ 115,451,530

  In accordance with Statement of Financial Accounting Standard No. 131, "Disclosures about Segments of an Enterprise and Related Information" ("SFAS 131"), the Company has three reportable business segments as defined by SFAS 131- the AMSC Wires business segment, the SuperMachines business segment, and the Power Electronic Systems business segment. The AMSC Wires business segment develops and commercializes high temperature superconductor (HTS) wire. The focus of this segment's current development and manufacturing effort is on HTS wire for power transmission cables, motors, generators, synchronous condensers, and electromagnets for various applications. The SuperMachines business segment is developing and commercializing electric motors, generators and synchronous condensers based on HTS wire. The Power Electronic Systems business segment develops and sells power electronic converters and designs, manufactures, and sells integrated systems based on those converters for power quality and reliability solutions.

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Contact Information
Media	Jack Jackson 781-444-1020 On-Message Public Relations jack@on-message.com
Investors	Kevin Bisson 508-621-4220 American Superconductor investor@amsuper.com